Exhibit 99.1

FOR IMMEDIATE RELEASE

                     M&F Worldwide to Settle Litigation
             Over Panavision Purchase by Unwinding Transaction

         New York, NY - July 29, 2002 - M&F Worldwide Corp. (NYSE: MFW) has settled, subject to court approval, the litigation challenging its purchase from Mafco Holdings Inc. of an 83% stake in Panavision Inc. (NYSE: PVI), by unwinding the acquisition and certain related transactions. If approved to do so by the Delaware Chancery Court, M&F Worldwide will deliver to Mafco Holdings, among other items, all of its shares of Panavision common and preferred stock and all Panavision senior subordinated debt held by it in exchange for consideration including $90.1 million in cash as well as MFW common and preferred stock.

         Howard Gittis, Chairman and Chief Executive Officer of M&F Worldwide, said, "We believe strongly, as we have all along, that the interests of M&F Worldwide shareholders would have been best served by combining these two companies. The pendency of this litigation has made it impossible to pursue certain strategic initiatives at Panavision and has subjected MFW to almost two years of unwarranted distraction, expense and uncertainty. Reluctantly, therefore, we've concluded that the most responsible course is to cancel the Panavision purchase and resume exploring other acquisition targets to provide needed growth prospects for the company.

         "Panavision is a very attractive asset drastically undervalued in the market because of its thin public float. The premier designer, manufacturer and supplier of high quality motion picture camera systems worldwide, it is an acknowledged leader in emerging film technology and has strong prospects for future growth as both movies and television embrace digital formats.

         "The Panavision purchase was thoroughly vetted and aggressively negotiated by a Special Committee of the MFW board consisting entirely of independent directors. The Special Committee approved the transaction, having deemed it in the best interest of MFW and its shareholders. I thank the Special Committee for its extraordinary diligence."

         On July 2, 2002, Panavision announced a number of steps to strengthen its balance sheet. Those transactions are in no way affected by today's decision by MFW.

         M&F Worldwide is a holding company that through its wholly owned subsidiary Mafco Worldwide Corporation produces licorice extracts and other botanical products.

         Panavision Inc. is a leading designer and manufacturer of high-precision camera systems, comprising film and digital cameras lenses and accessories for the motion picture and television industries.
Panavision systems are rented through its domestic and international owned and operated facilities and agent network.

         Mafco Holdings Inc. is a diversified private holdings company with interests in consumer products, financial services and entertainment.

Contact: Tony Shaffer
         Robinson Lerer & Montgomery
         (212) 484-7469

                                   # # #